UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2012

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	333-164703	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Contract of Sale for Town Center
KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), has entered into a contract of sale to purchase three office buildings totaling 522,043 rentable square feet located on approximately 10.3 acres of land in Plano, Texas (“Town Center”). On December 27, 2011, KBS Capital Advisors LLC (the “Advisor”), the Company’s advisor, entered into a contract of sale with North Dallas Town Center LP and Tennyson Development LP (collectively, the “Sellers”) to purchase Town Center. On February 15, 2012, the Advisor assigned this contract of sale to the Buyer for $0.5 million, which is the amount of the first deposit under the contract of sale. Subsequent to the assignment, the Company made an additional deposit of $1.0 million under the contract of sale.
Pursuant to the contract of sale, the Company would be obligated to purchase Town Center only after satisfactory completion of agreed-upon closing conditions. The Sellers are not affiliated with the Company or the Advisor.
The purchase price of Town Center is approximately $113.0 million plus closing costs. The Company intends to fund the purchase of Town Center with proceeds from a bridge loan from an unaffiliated lender and proceeds from its ongoing initial public offering. The Company is currently negotiating the terms of the bridge loan.
The three office buildings of Town Center were built in 2001, 2002 and 2006, respectively, and as of February 15, 2012 were 91% leased to 49 tenants. Included in the occupancy information is a tenant lease encompassing 46,972 rentable square feet, which expires on February 29, 2012, and a tenant lease encompassing 38,393 rentable square feet, which expires on July 31, 2012. These tenants have notified the Sellers that they will not renew their leases.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $1.5 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: February 21, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer